Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-172178 on Form S-8 of our reports dated June 27, 2012, relating to the consolidated financial statements of TAL Education Group, its subsidiaries, its variable interest entities (the “VIEs”) and its VIEs’ subsidiaries (collectively the “Group”), and the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of TAL Education Group for the year ended February 29, 2012.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People’s Republic of China
June 27, 2012